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                                                                     Exhibit 4.8

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                       WARRANT TO PURCHASE COMMON STOCK
                                      OF
                     inFOREtech Wireless Technologies Inc.

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                  THIS WARRANT AND THE SHARES OF COMMON STOCK
                    ISSUABLE PURSUANT TO THIS WARRANT HAVE
            NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
            AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, PLEDGED OR
           OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR
               AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE

FOR VALUE RECEIVED

inFOREtech Wireless Technologies Inc., a Nevada corporation (the "Company"), grants the following rights to TMR Investments 1, LLC having an address at c/o 10900 N.E. 8th Street, Suite 900, Bellevue, Washington, 98004 ("Holder").

ARTICLE 1. DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

     (a) "Common Stock"shall mean the Class A Equity Voting Stock,$0.001 par value per share, of the Company.

     (b) "Corporate Office"shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at Suite 214, 5500- 152nd Street, Surrey, B.C., Canada, V3S 8E7.

     (c) "Exercise Date"shall mean any date upon which the Holder shall give the Company a Notice of Exercise, which shall be deemed the date of the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

     (d) "Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the term hereof which shall be US$2.00 per share.

     (e) "Expiration Date"shall mean 5:00 PM (Pacific Standard time) on the 2nd day of September, 2001, if a business day, or the next succeeding business day thereafter.

     (f)  "SEC"shall mean the United States Securities and Exchange Commission.

     (g) "Extraordinary Event"shall mean(i) the merger or consolidation of the Company with or into another entity;(ii) the sale of all or substantially all of the Company's assets, or(iii) the firm commitment by an underwriter to engage in a public or private offering of the Company's securities which would result in gross proceeds to the Company of a minimum of Ten Million Dollars ($10,000,000).
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ARTICLE 2. EXERCISE

2.1  Exercise of Warrant
     This warrant shall entitle Holder to purchase up to 200,000 shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

2.2  Acceleration of Exercise Period
     The Company shall have the right, at any time upon the occurrence of an Extraordinary Event, to accelerate the Exercise Period by sending to the Holder, at the Holder's address written above, a Notice of Acceleration in substantially the form attached as Appendix I hereto (the "Notice"). In the event the Company does accelerate the Exercise Period, the Holder shall have twenty (20) days from the date the Holder receives the Notice within which to exercise this Warrant in the manner provided for in Section 2.3, after which time this Warrant and the right to purchase the Shares hereunder, to the extent not previously exercised, shall expire and become void. The Holder shall be deemed to have received the Notice five (5) days after the date the Notice is deposited in the U.S. Mails.

2.3  Manner of Exercise
     (a) Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 5,000 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix II hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

     (b) From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the member of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

     (c) Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

2.4  Termination
     All rights of the Holder in this Warrant, to the extent they have not been exercised. shall terminate on the Expiration Date.

2.5  No Right Prior to Exercise
     Prior to its exercise pursuant to Section 2.3 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.6  Adjustments
     In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital
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     reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.6. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

2.7  Fractional Shares
     No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1  Representations and Warranties

     The Company hereby represents and warrants to the Holder as follows:

     (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws, and not subject to any pre-emptive rights.

     (b) The Company is a corporation duly organized and validly existing under the laws of Nevada, and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant, have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant

ARTICLE 4. MISCELLANEOUS

4.1  Transfer
     This Warrant may not be transferred or assigned, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reasonably satisfactory to the Company), provided that this Warrant may not be transferred or assigned such that either the Holder or any transferee will, following such transfer or assignment, hold a Warrant for the right to purchase fewer than 5,000 Shares.

4.2  Transfer Procedure
     Subject to the previsions of Section 4.1, Holder may transfer or assign this Warrant by giving the
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     Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the "transferee"), and surrendering this Warrant to the Company for reissuance to the transferee (and the Holder, in the event of a transfer or assignment of this Warrant in part). (Each of the persons or entities in whose name any such new Warrant shall be issued are herein referred to as a Holder)

4.3  Loss, Theft, Destruction or Mutilation
     If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen: However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

4.4  Notice
     All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission and confirmed in writing, or mailed by first class mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

4.5  Waiver
     This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.6  Governing Law
     This Warrant shall be governed by and construed in accordance with the laws of Nevada, without giving effect to its principles regarding conflicts of law.

Dated:


Attest: _________________________       inFoREtech Wireless Technologies Inc.

                                        By: _________________________________
                                        Name:
                                        Title:
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APPENDIX I


NOTICE OF ACCELERATION

Dated: ________________________

inFOREtech Wireless Technologies Inc. (the "Company") does hereby notify you of its election to exercise its right, pursuant to Section 2.2 of the Warrants issued to you by the Company on________________ 2000 (the "Warrant"), to accelerate the exercise period of such Warrants. Please be advised that you have twenty (20) days from the date you receive this Notice of Acceleration (the'Twenty-Day Period") to exercise your Warrants in the manner provided for in the Warrants. You will be deemed to have received this Notice of Acceleration five (5) days after the date when this Notice of Acceleration was first deposited in the U.S. Mails.

You will automatically forfeit your right to purchase the shares of common stock issuable upon exercise of such Warrants, to the extent not previously purchased, unless the Warrants are exercised before the end of the Twenty-Day Period.


                                        inFoREtech Wireless Technologies Inc.



                                        By: ____________________________________

                                        Name: __________________________________

                                        Title:__________________________________
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APPENDIX II


NOTICE OF EXERCISE


1. The undersigned hereby elects to purchase_______ Class A Equity Voting Stock of inFOREtech Wireless Technologies 2000 Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as specified below.



(Name)



(Address)



3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


________________________________                 _________________________
(Signature)                                      (Date)